Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
COMFORCE Corporation:

We consent to the incorporation by reference in the registration statements on Form S-3 (Registration No. 333-47941) and Form S-8 (Registration Nos. 333-46787, 333-82199, 333-56962 and 333-104730) of COMFORCE Corporation of our report, dated March 20, 2008, with respect to the consolidated balance sheets of COMFORCE Corporation as of December 30, 2007 and December 31, 2006, and the related consolidated statements of income, stockholders’ deficit and comprehensive income, and cash flows, for each of the fiscal years in the three-year period ended December 30, 2007, and the related financial statement schedule, which report appears in the December 30, 2007 annual report on Form 10-K of COMFORCE Corporation.

As discussed in our report dated March 20, 2008, the Company (i) adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109, “Accounting for Income Taxes,” effective January 1, 2007, (ii) changed its method of quantifying errors in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, effective December 31, 2006, and (iii) adopted Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment, effective December 26, 2005.

/s/ KPMG LLP
Melville, New York
March 20, 2008